EXHIBIT 99.1


Contact:
Tammy M. Smith
@pos
408-468-5427
tsmith@atpos.com



@POS.COM  AND  HAND  HELD  PRODUCTS,  INC.  ANNOUNCE  ACQUISITION

San Jose, CA, June 26, 2002 -- @pos (www.atpos.com, OTC BB: EPOS), a leader in secure, interactive electronic transaction technologies, today announced the execution of a definitive agreement pursuant to which @pos will sell substantially all of its assets to Hand Held Products, Inc. d/b/a HHP ("HHP"), a leader in affordable, high performance, image-based data collection systems.

Under the terms of the asset purchase agreement executed by the parties, HHP will acquire substantially all of the assets of @pos, including its intellectual property, accounts receivable, customer contracts, furniture, fixtures and equipment. The purchase price is $5 million in cash plus the assumption of @pos's balance sheet liabilities, subject to certain adjustments.

The acquisition is contingent upon the satisfaction of a number of conditions including HHP's satisfaction with its due diligence review and @pos shareholder approval.

ABOUT @POS

@pos (OTC BB:EPOS) is a leader in secure, interactive electronic transaction technologies. The company delivers technologies that include signature capture pads, web-enabled platforms, smart card interfaces, and encryption engines supporting DES and Triple DES, in addition to offering an extensive suite of software tools. @pos currently markets its products to the retail, government and banking segments for applications that include electronic signature capture, debit and credit payments. For more information, see www.atpos.com, email to info@atpos.com, or call 408-468-5400.

ABOUT HHP

HHP is a privately held company dedicated to the design and development of affordable, high performance, image -based data collection systems for the retail, transportation, postal, warehousing, logistics and manufacturing
markets.   Additional information is available online at www.hhp.com.

IMPORTANT  INFORMATION

This press release does not constitute a request for a proxy. @pos plans to file a proxy or information statement with the Securities and Exchange
Commission relating to the company's shareholder vote on the acquisition.   @pos
ADVISES SECURITY HOLDERS TO READ ITS PROXY OR INFORMATION STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Once filed, @pos' proxy or information statement and other relevant documents will be available for free at www.sec.gov. You may also obtain a free copy of the materials, when they become available, by writing to @pos at 3051 North First, San Jose, CA 95134.

SAFE HARBOR STATEMENT

The matters discussed in this communication include forward-looking statements such as statements relating to our ability to successfully complete the transactions contemplated by the asset purchase agreement and statements relative to the acquisition. These forward looking statements are subject to various risks, uncertainties, and other factors that could cause actual results to vary materially from the results anticipated in such forward-looking statements. Such risks and uncertainties include, but are not limited to the possibility that we will be unable to obtain shareholder approval of the transaction or that we will be unable to close the transaction contemplated.
The inability to accurately predict the success of our combined companies and other risks are detailed from time to time in our filings with the Securities and Exchange Commission represents our judgment as of the date of this release. We disclaim any intent or obligation to update these forward-looking statements.


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